EXHIBIT 21

Subsidiaries of the Company as of March 29, 2000.

Impac Commercial Assets Corporation (California)
IMH/ICH Dove Street, LLC (California)
Impac Commercial Capital Corporation (California)
ICCC Secured Assets Corporation (California)
Impac Commercial Capital Corporation owns 100% of the common stock of ICCC Secured Assets Corporation.